Exhibit 99.1

NewHydrogen Reveals the Key to Its Breakthrough Technology

CEO Steve Hill describes in detail how the Company plans to use heat rather than electricity to split water to produce the world’s cheapest green hydrogen

SANTA CLARITA, Calif. (September 7, 2023) — NewHydrogen, Inc. (OTC:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today released a podcast video by Steve Hill, the Company’s CEO, which describes in detail how the Company plans to use heat rather than electricity to split water to produce hydrogen.

“Unfortunately, 99% of hydrogen produced today is made from fossil fuels such as natural gas, coal, and oil,” said NewHydrogen CEO Steve Hill. “While these methods are cheaper than producing green hydrogen today, they come at a significant environmental cost to the planet. To truly spark change, the price of green hydrogen needs to be competitive with these established methods.”

Mr. Hill continued, “Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is, and always will be very expensive. It accounts for 73% of the cost of green hydrogen and will continue to represent most of the cost in the future.”

“Conventional solar panels can only convert about 20% of sunlight into useful electricity, whereas sunlight can be converted to heat with 90% efficiency.” said Mr. Hill. “By using heat directly, we can skip the expensive process of making electricity and fundamentally lower the cost of green hydrogen. Inexpensive sources of renewable heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat. Concentrated solar holds the most promise because it can be generated anywhere in the world using inexpensive mirrors.”

A team of world-class chemical and materials engineers at UC Santa Barbara (UCSB) is helping the Company find a better way to efficiently split water using heat to produce cheap green hydrogen. The UCSB team plans to exploit the oxidation reduction features of multi-component materials including high temperature liquids to directly split water continuously in a series of chemical looping reactions, producing hydrogen and oxygen in separate reaction chambers. The concept has been at work in other applications for some time at UCSB and the Company decided to sponsor research to apply the methodology to water splitting.

“This is a very difficult process to achieve at reasonable temperatures, however, we believe we’ve found a way using molten liquids,” Mr. Hill disclosed. “We call this technology, NewHydrogen ThermoLoop™. If successful it will be a novel, first of its kind, high efficiency thermochemical water-splitter that uses low-cost common materials and common industrial temperatures of less than 1,000°C to potentially produce the world’s cheapest green hydrogen.”

M. Hill concluded, “I want to underscore the significance of our approach—the application of direct heat to split water to produce green hydrogen. Using heat directly is the key to our innovation—a novel approach that transcends existing limitations and paves the way for a more sustainable and cost-effective energy future. Our goal is to produce the world’s cheapest green hydrogen. So cheap that our technology has the potential to be used to make green fertilizers cheaper than gray fertilizers made from natural gas, a benchmark that signals the start of a new clean energy future.”

This podcast can be viewed at https://newhydrogen.com/thermoloop-video.php.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing a breakthrough technology that uses clean energy and water to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. However, extracting hydrogen from water is an expensive process. Working with research teams at UCLA and UC Santa Barbara, NewHydrogen is helping to advance the green hydrogen revolution. We are developing NewHydrogen ThermoLoop™, a breakthrough water splitting technology that uses clean energy and water to produce unlimited quantities of the world’s cheapest green hydrogen. Our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com